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EXHIBIT 10(A)  Amendment to the Employment Agreement between the Company and
               Russell K. Thal dated March 14, 1996


March 14, 1996

Russell K. Thal
26 Ridge Drive
Port Washington, New York  11050

Dear Mr. Thal:

Reference is made to that certain Employment Agreement dated as of December 1, 1993 between Compuflight, Inc. ("Compuflight") and Russell K. Thal ("Thal") (the "Employment Agreement").

Compuflight and Thal hereby agree that the provisions of Section 8 of the Employment Agreement are null and void as of December 1, 1993. Compuflight and Thal hereby agree further that, effective as of March 1, 1996, a new Paragraph 8 of the Employment Agreement is added as follows:

"8.  Retirement

The Company agrees to acquire on or before July 31, 1996 an annuity and/or universal life insurance policy (the "Policy") taken out with an insurance company licensed to do business in the State of New York and having a BESTS/MOODYS/STANDARD & POORS rating of not less than "A", which will provide for the following: (a) the Employee being the beneficiary thereof; (b) commencing one (1) month following the later of (i) the end of the Employment Period or (ii) the cessation date of the Employee's employment with the Company, the payment to the Employee of sixty (60) equal monthly installments of Ten Thousand Dollars ($10,000) (such payments not to extend beyond the Employee's death, except that, if the cessation date of the Employee's employment with the Company is after March 31, 1999, and the Employee dies after March 31, 2004, the Employee shall be entitled to receive all sixty (60) monthly payments provided for hereunder); and (c) a death benefit in the amount of Six Hundred Thousand Dollars ($600,000) covering the Employee's death through March 31, 2004, which amount shall decrease to the extent of any payments pursuant to
(b) above. The Policy shall be paid for in equal monthly installments over the period ending March 31, 1999. Notwithstanding the foregoing, the Employee shall not be entitled to any of the payments set forth in (b) above if, prior to the end of the Employment Period, the Employee voluntarily terminates his employment with the Company."

Except as amended hereby, the provisions of the Employment Agreement shall continue in full force and effect in accordance with its terms.

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This agreement shall be binding upon and shall enure to the benefit of the successors, assigns and legal representatives of Compuflight and Thal.

The Employment Agreement, as amended hereby, may be amended only by a writing executed by Compuflight and Thal.

If the foregoing is acceptable, please indicate your agreement thereto by signing in the space provided below and returning an executed copy to the undersigned.

                              Very truly yours,
Agreed to:                    COMPUFLIGHT, INC.
Russell K. Thal
                              /s/  Dorothy A. English
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/s/  Russell K. Thal
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